Exhibit 99.1

Golden State Vintners Receives Superior Merger Proposal

NAPA, California—April 20, 2004— Golden State Vintners, Inc. (“GSV”) (NASDAQ/NM:VINT) announced today that it received a new offer (the “Offer”) from The Wine Group LLC (“TWG”) to acquire GSV at a cash price of $8.25 per fully diluted share on terms and conditions that the GSV Board has determined are superior to the Amended and Restated Plan and Agreement of Merger (the “O’Neill Merger Agreement”), dated April 14, 2004, with the O’Neill Acquisition Co. LLC and certain affiliated parties (the “O’Neill Group”).

As a result and as required by the O’Neill Merger Agreement, the GSV Board has delivered written notice to the O’Neill Group that GSV is prepared to terminate the O’Neill Merger Agreement.  Under the terms of the O’Neill Merger Agreement, GSV is obligated to negotiate in good faith with the O’Neill Group until April 22, 2004, should the O’Neill Group wish to adjust the terms and conditions of the O’Neill Merger Agreement, so as to enable the O’Neill Group to proceed on adjusted terms with the transactions contemplated in its Merger Agreement.

In the event the Board terminates the O’Neill Merger Agreement, SBIC Partners, L.P (“SBIC”), which exercises voting control over approximately 62% of the votes entitled to be cast in favor of the merger, will be released from the terms of the Voting Agreement, dated April 14, 2004, with the O’Neill Group.  Upon such a release, SBIC is required by the terms of the TWG Offer to enter into a substantially similar voting agreement with TWG pursuant to which SBIC would provide a written consent to the merger transaction on April 28, 2004 unless (under certain circumstances) a competing offer is under consideration at that date or GSV had previously terminated the TWG merger agreement.

About Golden State Vintners

Golden State Vintners is one of the largest suppliers in the United States of premium wines, wine processing, barrel fermentation and storage services, wine grapes and case goods to California’s major branded wineries and to a number of international wineries. The combination of GSV’s extensive vineyard holdings and five strategically located facilities has enabled GSV to become one of California’s lowest-cost producers of premium bulk wine. GSV also produces private label case goods for its clients and markets its own line of proprietary brands. GSV’s five facilities are located in Fresno, Reedley, Cutler, Monterey and American Canyon. GSV is also a supplier of high-speed packaging solutions to major branded marketers of ready to drink beverages. Golden State Vintners is headquartered in Napa, California and is a publicly held company.

Forward-Looking Statements:

This press release contains “forward-looking statements” relating to the proposed merger of GSV. Forward-looking statements are neither promises nor guarantees, but are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of GSV, or developments in the pending and/or proposed merger transactions, to differ materially from the anticipated results, performance, achievements or developments expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: (1) whether and when any proposed merger will be completed; (2) whether any proposed merger will be completed on the terms currently anticipated; (3) costs or difficulties related to obtaining stockholder approval for completing the merger; (4) the outcome of the existing stockholder litigation or the initiation of additional litigation seeking to enjoin any proposed transaction; (5) legislative or regulatory changes may adversely affect the businesses in which GSV is engaged; and (6) changes may occur in the securities or capital markets.  For further details and a discussion of these risks and uncertainties, see GSV’s SEC filings, including its most recent Form 10-Q and Form 10-K.

Forward-looking statements in this press release are based on management’s beliefs and opinions at the time the statements are made, and there should be no expectation that these forward-looking statements will be updated or supplemented as a result of changing circumstances or otherwise, and GSV disavows and disclaims any obligation to do so.

You may read and copy any reports, statements or other information filed by GSV at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.  GSV’s filings with the Commission are also available to the public from commercial document-retrieval services and at the website maintained by the Commission at http://www.sec.gov.

CONTACT: Golden State Vintners, Inc.

John Kelleher, 707/254-4900

jkelleher@gsvwine.com

or

FD Morgen-Walke

Jim Byers, 415/439-4504 (Investors)

Christopher Katis, 415/439-4518 (Media)

SOURCE: Golden State Vintners